EXHIBIT 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:     That by resolution of the Board of Directors of Imagen Biopharma, Inc. (the “Board of Directors”) setting forth a proposed amendment of the Certificate of Incorporation of said corporation, the Board of Directors declared said amendment to be advisable and authorized, approved and adopted said amendment. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that SECTION 1.01 of the Certificate of Incorporation be deleted in its entirety and the following new SECTION 1.01 be substituted in lieu thereof:

“Name. The name of this Corporation is “Cue Biopharma, Inc.” (the “Corporation”).”

SECOND:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, said corporation has caused this certificate to be signed this 11th day of October 2016.

IMAGEN BIOPHARMA, INC.

By:	/s/ Daniel Passeri
Daniel Passeri, Chief Executive Officer and President